Exhibit 3.1(83)

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “DSS GROUP, INC. “ AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE TWENTIETH DAY OF APRIL, A.D. 2012, AT 4:49 O’CLOCK P.M.

CERTIFICATE OF OWNERSHIP, FILED THE TWENTIETH DAY OF APRIL, A.D. 2012, AT 5:11 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE THIRTIETH DAY OF AUGUST, A.D. 2013, AT 9:43 O’CLOCK A.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM “DSW GROUP, INC.” TO “DSS GROUP, INC.”, FILED THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2014, AT 10:30 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF MARCH, A.D. 2014.

	Jeffrey W. Bullock, Secretary of State
4439848 8100X	AUTHENTICATION:	1914717
141477483	DATE:	12-02-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:52 PM 04/20/2012 FILED 04:49 PM 04/20/2012 SRV 120457585 - 4439848 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DSW GROUP, INC.

DSW Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is “DSW Group, Inc.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 12, 2007, under the name “DSW Group, Inc.” (the “Original Certificate”).

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted by the directors of the Corporation in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto, amends and restates entirely the Original Certificate and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly signed by the Chief Executive Officer as of April 20, 2012.

DSW GROUP, INC.

By:	/s/ K Dillon Schickli
	Name:	K. Dillon Schickli
	Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DSW GROUP, INC.

ARTICLE I

The name of the Corporation is DSW Group, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is Thirteen Million, Six Hundred and Sixty-Eight Thousand, Seven Hundred and Forty-Eight (13,668,748), of which (i) Four Million, One Hundred and Thirty-Seven Thousand, Eight Hundred and Forty-Six (4,137,846) shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”), and (ii) Nine Million, Five Hundred and Thirty Thousand, Nine Hundred and Two (9,530,902) shares shall be common stock, par value $.01 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A.	CONVERTIBLE PARTICIPATING PREFERRED STOCK

1. Designation. All of the Preferred Stock shall be designated as Participating Preferred Stock, par value $.01 per share (the “Participating Preferred Stock”).

2. Voting.

(a) Election of Directors. The holders of outstanding shares of Participating Preferred Stock shall, voting together as a single class, be entitled to elect all of the Directors of the Corporation. Except as provided in Section A.2(a)(iv) below, such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Participating Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Participating Preferred Stock held by such holder) of the outstanding shares of Participating Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Participating Preferred Stock called by holders of not less than a majority of the outstanding shares of Participating Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Participating Preferred Stock. If at any time when any share of Participating Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Participating Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Participating Preferred Stock may, in their sole discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy. Following such time as there are no shares of Participating Preferred Stock outstanding, the holders of Common Stock shall be entitled to elect all of the Directors.

(b) Voting Generally. Each outstanding share of Participating Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Participating Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Participating Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of Common Stock, voting together as single class upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or bylaw.

3. Dividends. The holders of the Participating Preferred Stock, in preference to the holders of any other capital stock of the Corporation, shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the per share rate of fifteen percent (15%) of the Original Issue Price (as defined below) per annum from the date of original issuance of such share, which dividends shall accrue quarterly in arrears and be compounded quarterly, whether or not such dividends are declared by the Board and paid. In addition, the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Participating Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Participating Preferred Stock) as of the record date with respect to the declaration of such dividends.

4. Liquidation; Merger, etc.

(a) Participating Preferred Liquidation Preference.

(i) Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Participating Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Participating Preferred Stock (the Common Stock and such other capital stock being referred to collectively as “Junior Stock”), an amount per share of Participating Preferred Stock equal to (A) $104,557 (as adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like, the “Original Issue Price”) plus (B) an amount equal to all accrued but unpaid dividends on such share of Participating Preferred Stock (the sum of (A) and (B), the “Participating Preference Amount”). If the amounts available for distribution by the Corporation to holders of Participating Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Participating Preference Amount due to such holders, such holders of Participating Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective Participating Preference Amounts to which they are entitled.

(ii) The Corporation shall have the right at any time and from time to time to make payments (each such payment, a “Reduction Payment”) to the holders of outstanding shares of Participating Preferred Stock, in an amount per share up to the Participating Preference Amount; provided, however, that (A) the aggregate Reduction Payments made at any given time to the holders of Participating Preferred Stock shall be at least $50,000 (the “Minimum Amount”) and (B) if the Corporation desires to make aggregate Reduction Payments in an amount which exceeds the Minimum Amount, such additional amount must be in increments of $10,000. Any Reduction Payments paid by the Corporation shall be distributed ratably among all holders of shares of Participating Preferred Stock in proportion to their aggregate holdings of Participating Preferred Stock. In the event of any Reduction Payments, (x) all amounts shall first be applied to any accrued but unpaid dividends in respect of the Participating Preferred Stock (“Accrued Dividends”) and (y) to the extent that the Reduction Payment exceeds the Accrued Dividends, the Participating Preference Amount shall be reduced by the amount by which the Reduction Payment exceeds the Accrued Dividends. For the avoidance of doubt, the aggregate Reduction Payments made pursuant to this Section A.4(a)(ii) shall not, under any circumstances, (1) exceed with respect to any share of Participating Preferred Stock, in the aggregate, the Participating Preference Amount or (2) cause or result in the retirement, extinguishment or cancellation of any outstanding shares of Participating Preferred Stock.

(b) Additional Amounts. After the prior payment in full of the aggregate Participating Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed pro rata among the holders of then outstanding shares of Participating Preferred Stock (determined on an as-converted basis, the “Participating Preferred Stock Common Participation”) and Junior Stock.

(c) Amount Payable in Mergers, etc. Subject to Section A.7(d) and the obligations, if any, of the Corporation pursuant to that certain Minority Guaranteed Payment Agreement dated as of April 20, 2012 by and among the Corporation and the other parties thereto and that certain Contingent Payment Agreement dated as of April 20, 2012 by and among the Corporation and the other parties thereto, each as may be amended or supplemented from time to time in accordance with their terms, the holders of not less than a majority of the voting power of the outstanding shares of Participating Preferred Stock (a “Majority Interest”) may elect to have treated as if a Liquidation Event:(i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation) (a

“Change of Control Transaction”) or (ii) any sale of all or substantially all of the assets of the Corporation and its subsidiaries, on a consolidated basis (other than to a wholly-owned subsidiary of the Corporation). If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger or consolidation, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Participating Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Participating Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Section A.4(a) and Section A.4(b) above, with such preferences and priorities specifically intended to be applicable in any such merger or consolidation, asset sale, as if such transaction were a Liquidation Event In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(c), including without limitation, (x) in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of Participating Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Section A.4(a) and Section A.4(b) above, or (y) in the case of an asset sale, redeeming the Participating Preferred Stock (or, if the amounts payable in such Liquidation Event are less than the aggregate Participating Preference Amount as of such time, make Reduction Payments in respect of the Participating Preferred Stock). The Corporation shall promptly provide to the holders of shares of Participating Preferred Stock such information concerning the terms of such merger, consolidation or asset sale, and the value of the assets of the Corporation as may reasonably be requested by the holders of Participating Preferred Stock. The amount deemed distributed to the holders of Participating Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Any election by a Majority Interest pursuant to this Section A.4(c) shall be made by written notice to the Corporation and the other holders of Participating Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Majority Interest hereunder, all holders of Participating Preferred Stock and Junior Stock shall be deemed to have made such election and such election shall bind all holders of the Participating Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Participating Preferred Stock or a Majority Interest, as applicable, shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) or the rights contained in Section A.7(d), if applicable, instead of giving effect to the provisions contained in this Section A.4(c) with respect to the shares of Participating Preferred Stock held by such holders.

(d) Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Participating Preferred Stock in connection with any transaction to which Section A.4 is applicable, the following shall apply:

(i) If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii) If any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the holders of not less than a Majority Interest, provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

5. Intentionally Omitted.

6. Conversion. Shares of Participating Preferred Stock shall be converted into Common Stock in accordance with the following:

(a) Automatic Conversion. Upon the closing of the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (an “IPO”), each outstanding share of Participating Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Original Issue Price by (y) the Conversion Price at the time in effect for the Participating Preferred Stock (such quotient, the “Conversion Rate”). For the avoidance of doubt, the Conversion Rate shall not be affected or adjusted as a result of any Special Conversion Payments (as defined below) paid to the holders of Participating Preferred Stock. The initial “Conversion Price” per share for shares of Participating Preferred Stock shall be the Original Issue Price, subject to adjustment as set forth in Section A.7. If a closing of an IPO occurs, all outstanding shares of Participating Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(b) Procedure for Automatic Conversion. As of the closing of an IPO (the “Automatic Conversion Date”), all outstanding shares of Participating Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Participating Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Participating Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Participating Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such IPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Participating Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Participating Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Participating Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Participating Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(d) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Participating Preferred Stock in any manner that would interfere with the timely conversion of any shares of Participating Preferred Stock.

(e) Special Payment Upon Conversion.

(i) In connection with any conversion of shares of Participating Preferred Stock pursuant to this Section A.6, the Corporation shall pay each holder of shares of Participating Preferred Stock to be converted an amount per share in cash in immediately available funds equal to such holder’s Participating Preference Amount in respect of such shares (the “Special Conversion Payment”). The Special Conversion Payment shall be due and payable in connection with any conversion, simultaneously with such conversion.

(ii) If any Special Conversion Payment is not paid to a holder of shares of Participating Preferred Stock when due as per subsection (i) above, the Corporation shall pay interest on any unpaid Special Conversion Payment at an aggregate per annum rate equal to fifteen percent (15%) (increased by 1% at the end of each six (6) month period thereafter until the aggregate applicable Special Conversion Payment, and any interest thereon, is paid in full) with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable date on which the Special Conversion Payment became due and payable.

7. Adjustments.

(a) Adjustments to the Conversion Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock upon exercise, conversion or exchange of any Options outstanding on the Filing Date (a “Stock Issuance”), the Conversion Price shall be appropriately reduced such that the number of shares of Common Stock issuable upon conversion of the Participating Preferred Stock represents the percentage of outstanding shares of Common Stock (calculated on the basis as if all outstanding shares of Participating Preferred Stock were converted into shares of Common Stock) immediately following such Stock Issuance equal to the percentage of outstanding shares of Common Stock (calculated on the basis as if all outstanding shares of Participating Preferred Stock were converted into shares of Common Stock) immediately prior to such Stock Issuance.

For purposes of this Section A.7(a), the following shall also be applicable:

(i) Certain Defined Terms. The term “Options” shall mean any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock.

(ii) Stock Dividends. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock or Options, any Common Stock or Options, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold, and the applicable Conversion Price will be adjusted pursuant to this Section A.7(a).

(iii) Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Participating Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of the applicable class of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Participating Preferred Stock been converted into the Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Participating Preferred Stock.

(iv) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or Options or (B) to subscribe for or purchase Common Stock or Options, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares in the manner described in this Section A.7 shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(b) Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(c) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Participating Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Participating Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(d) Mergers, Asset Sales and Change of Control Transactions. Upon the election of a Majority Interest made in connection with any merger or consolidation of the Corporation with or into another corporation, any sale of all or substantially all of the assets of the Corporation and/or its subsidiaries on a consolidated basis to another corporation or any Change of Control Transaction, each share of Participating Preferred Stock shall remain outstanding and shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of securities or other property to which a holder of the number of shares of the Common Stock of the Corporation deliverable upon conversion of such share of Participating Preferred Stock would have been entitled upon such merger, consolidation, asset sale or Change of Control Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section A.7 set forth with respect to the rights and interests thereafter of the holders of the Participating Preferred Stock, to the end that the provisions set forth in Section A.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Participating Preferred Stock. Any election by a Majority Interest pursuant to this Section A.7(d) shall be made by written notice to the Corporation and the other holders of Participating Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Majority Interest hereunder, all holders of Participating Preferred Stock shall be deemed to have elected to so participate in such merger, consolidation, asset sale or Change of Control Transaction as provided in this Section A.7(d) and such election shall bind all holders of Participating Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Participating Preferred Stock or a Majority Interest, as applicable, shall have the right to elect to give effect to the conversion rights contained in Section A.6 or the rights contained in Section A.4(c), if applicable, instead of giving effect to the provisions contained in this Section A.7(d) with respect to the shares of Participating Preferred Stock held by such holders.

8. Covenants. The Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), and shall cause each of its subsidiaries not to, without first having provided written notice of such proposed action to each holder of outstanding shares of Participating Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Interest:

(a) declare or pay any dividends or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) payments to holders of Participating Preferred Stock pursuant to Section A.4(a)(ii), (ii) dividends or distributions payable solely in shares of Common Stock and (iii) the redemption of shares of Common Stock from employees of the Corporation and its subsidiaries as approved by the Board of Directors;

(b) reclassify any capital stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Participating Preferred Stock;

(c) authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, or permit any subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities of such Subsidiary, to any person or entity other than the Corporation;

(d) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Preferred Stock and/or Common Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Closing Date;

(e) effect any Liquidation Event, or any other event described in Section A.4 hereof;

(f) effect the sale, transfer or license of any assets of the Corporation or any subsidiary to any person or entity other than the Corporation or a wholly-owned subsidiary of the Corporation, other than in the ordinary course of business;

(g) change the size, composition or powers of the Board of Directors of the Corporation or any subsidiary or any committee thereof, including the formation of any new committee;

(h) effect a conversion or other change in the corporate status or tax status of the Corporation or any subsidiary;

(i) take any other action not described in Section A.8(a)-(h) if such action could adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Participating Preferred Stock; or

(j) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.

Further, the Corporation shall not, by amendment, alteration or repeal of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section A.4(c) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Participating Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Participating Preferred Stock.

9. Notice; Adjustments; Waivers.

(a) Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(c) hereof, IPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Participating Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(c) hereof, IPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Participating Preferred Stock or Common Stock each holder of Participating Preferred Stock would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

(b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Participating Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Participating Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c) Waiver of Notice. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(d) Other Waivers. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Participating Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Participating Preferred Stock and their respective transferees.

10. No Reissuance of Participating Preferred Stock. No share or shares of Participating Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Participating Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

12. Fractional Shares. Shares of Participating Preferred Stock may be issued in fractions as may be determined by the Board.

B.	COMMON STOCK

1. Voting. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Participating Preferred Stock voting together as a single class.

2. Dividends. The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of outstanding shares of Participating Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

3. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Participating Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.4(b).

4. Fractional Shares. Shares of Common Stock may be issued in fractions as may be determined by the Board.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2. Except as provided in Section A.8(d), the Board of Directors is expressly authorized to adopt, amend or repeal the by laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c)

under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

In accordance with the provisions of Section 122(17) of the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Participating Preferred Stock or Common Stock or any direct or indirect partner, member, director, stockholder, employee or agent of any such holder or entity, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123 of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the effective date of the confirmed Chapter 11 plan of Group under the Bankruptcy Code (if any) (the “Reorganization Plan”); provided, however, that this Article X (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

ARTICLE XI

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

State of Delaware Secretary of State Division of Corporations Delivered 05:15 PM 04/20/2012 FILED 05:11 PM 04/20/2012 SRV 120457727 - 4439848 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

DSW HOLDINGS, INC.

WITH AND INTO

DSW GROUP, INC.

April 20, 2012

Pursuant to Section 253 of the General Corporation Law of the State of Delaware

DSW Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation owns all of the outstanding shares of stock of DSW Holdings, Inc., a Delaware corporation (“Holdings”).

SECOND: The Corporation and Holdings have entered into an Agreement and Plan of Merger, dated as of April 20, 2012 (the “Merger Agreement”), providing for the merger of Holdings with and into the Corporation (the “Merger”) pursuant to Section 253 of the General Corporation Law of the State of Delaware.

THIRD: On February 28, 2012, the Board of Directors of the Corporation duly adopted the following resolutions approving the Merger and Merger Agreement. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof:

WHEREAS, in connection with the Restructuring, the Board has, after procuring and considering the advice of its financial advisors, counsel and the Corporation’s management, determined that it is advisable and in the best interests of the Corporation to merge Holdings with and into the Corporation (the “Merger”), with the Corporation being the surviving entity of the Merger;

WHEREAS, in connection with the Merger, the Board has reviewed the terms and conditions of the agreement and plan of merger by and between the Corporation and Holdings, substantially in the form circulated to and reviewed and by the Board (the “Agreement and Plan of Merger”), and has, after procuring and considering the advice of its financial advisors, counsel and the Corporation’s management, determined that the Merger is advisable and in the best interests of the Corporation upon the terms set forth in the Agreement and Plan of Merger, with such modifications or additions thereto as the Officers shall approve; and

WHEREAS, in connection with the Merger, the Board has, after procuring and considering the advice of its financial advisors, counsel and the Corporation’s management,

determined that it is advisable and in the best interests of the Corporation to (1) approve and adopt the certificate of ownership and merger, substantially in the form of the certificate circulated to and reviewed and by the Board (the “Certificate of Ownership and Merger”), with such modifications or additions thereto as the Officers shall approve, (2) effectuate the Merger pursuant to the DGCL and (3) approve the filing of such Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the DGCL on or before the Restructuring Effective Date, subject to the closing of the Restructuring.

NOW THEREFORE BE IT:

RESOLVED, that the Board hereby determines that the Merger and the Agreement and Plan of Merger and the transactions contemplated thereby are advisable and in the best interests of the Corporation, and they hereby are, approved and adopted in all respects; and further

RESOLVED, that that the Certificate of Ownership and Merger be, and it hereby is, approved, adopted, ratified and confirmed in all respects with such changes therein as any Officer may deem appropriate, and the Officers be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to file the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the DGCL on or before the Restructuring Effective Date, subject to the closing of the Restructuring; and further

RESOLVED, that the Officers be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to execute and deliver the Agreement and Plan of Merger, with such changes thereto as the Officer executing the same shall, by execution thereof, approve, and that the Officers be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to prepare, execute, deliver and file or cause to be prepared, executed, delivered and filed such further agreements, certificates, instruments and documents and to take such actions as contemplated by the Agreement and Plan of Merger or as such Officer or Officers deem necessary or appropriate to carry into effect the purposes and intent of these resolutions.

FOURTH: The Corporation shall be the surviving entity of the Merger (the “Surviving Entity”) and the Certificate of Incorporation of the Corporation shall be the Certificate of Incorporation of the Surviving Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be duly executed on the date first written above.

DSW GROUP, INC.

By:	/s/ K Dillon Schickli

	Name:	K Dillon Schickli
	Title:	CEO

Certificate of Merger

State of Delaware Secretary of State Division of Corporations Delivered 09:43 AM 08/30/2013 FILED 09:43 AM 08/30/2013 SRV 131041663 - 4439848 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

CRESTVIEW DSW MERGER SUB, INC.

INTO

DSW GROUP, INC.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), DSW Group, Inc., a corporation organized and existing under the DGCL (the “Company”), hereby certifies as follows:

FIRST: The name and state of incorporation of each constituent corporation is as follows:

Name	State of Incorporation

Crestview DSW Merger Sub, Inc.	Delaware
DSW Group, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of July 23, 2013 (the “Agreement and Plan of Merger”), has been approved, adopted, certified, executed and acknowledged by Crestview DSW Merger Sub, Inc. (“Merger Sub”) and the Company in accordance with the provisions of Sections 251(c) and 228 of the DGCL, pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

THIRD: Pursuant to the Agreement and Plan of Merger, the Company shall be the surviving corporation (the “Surviving Corporation”) after the Merger. The name of the Surviving Corporation shall be “DSW Group, Inc.”

FOURTH: In connection with the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time (as defined below) to read in its entirety as set forth on Exhibit A attached hereto, until thereafter amended in accordance with the DGCL and such certificate of incorporation.

FIFTH: The Merger is to become effective upon the filing of this certificate with the Secretary of State of the State of Delaware (the “Effective Time”).

SIXTH: The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation located at 5660 New Northside Drive, Suite 500, Atlanta, GA 30328.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request and without cost, to any stockholder of either of the constituent corporations.

*  *  *  *

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer on this 30th day of August, 2013.

DSW GROUP, INC.

By:	/s/ Thomas J. Harrington

	Name:	Thomas J. Harrington
	Title:	CEO and President

[Signature Page to Certificate of Merger]

Exhibit A

Second Amended and Restated Certificate of Incorporation

See attached.

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

DSW GROUP, INC.

1. Name. The name of the Corporation is DSW Group, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock.

(a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000,000 shares, divided into (i) 4,000,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”). The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

(b) The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(c) Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4(b)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(d) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

(e) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability.

(a) The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such person.

(b) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

7. Adoption, Amendment or Repeal of By-Laws. The Board is authorized to adopt, amend or repeal the By-laws.

8. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section 8.

9. Corporate Opportunity. To the fullest extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Section 9 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

*  *  *  *

State of Delaware Secretary of State Division of Corporations Delivered 10:30 AM 02/27/2014 FILED 10:30 AM 02/27/2014 SRV 140256057 - 4439848 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DSW GROUP, INC.

DSW Group, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The legal name of the Company is DSW Group, Inc.

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 12, 2007. The original Certificate of Incorporation was most recently amended and restated on August 30, 2013 (the “Amended and Restated Certificate of Incorporation”).

THIRD: This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (this “Certificate of Amendment”) was duly approved, adopted and declared advisable by the written consent of the Board of Directors of the Company in accordance with Sections 141 and 242 of the DGCL.

FOURTH: This Certificate of Amendment was duly approved and adopted by the written consent of the sole stockholder of the Company in accordance with Sections 228 and 242 of the DGCL.

FIFTH: The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article 1 thereof in its entirety and replacing it with the following:

“1. Name. The name of the Corporation is DSS Group, Inc.”

SIXTH: This Certificate of Amendment shall become effective on March 1, 2014.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by an authorized person as of the 26th day of February, 2014.

DSW GROUP, INC.

By:	/s/ Ryan K. Owens

Ryan K. Owens, Chief Legal Officer and Secretary